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Exhibit 99.1

PRESS RELEASE

TeraGlobal Announces Next Step In "Going Private" Transaction

Reverse Split Scheduled To Take Effect November 6, 2002

        SAN DIEGO—(BUSINESS WIRE)—October 15, 2002—TeraGlobal Communications Corp. (OTC BB: TGCM) announced today that it has filed a definitive Information Statement concerning its going private transaction with the SEC, and will begin mailing the Information Statement to shareholders. On May 15, 2002, the company announced its intent to effect a 1-for-1,000 reverse split as part of a going private transaction. Since that time, the company has been revising the disclosure in the Information Statement in connection with an SEC review of the transaction. In accordance with state law, the reverse split can take place twenty (20) days following the mailing of the Information Statement to shareholders. The reverse split is therefore expected to take place effective on November 6, 2002.

Terms Of The Reverse Split

        The reverse split is a 1-for-1,000 reverse split of the company's outstanding common stock. The company will not issue fractional shares generated from the reverse split. Instead it will purchase fractional shares from stockholders on the basis of $0.29 cents per share of pre-split common stock.

        All stockholders owning less than one full share of common stock, after giving effect to the split, will be paid cash for their fractional share and will cease to be stockholders of the company. Stockholders that own more than one full share after the reverse split will remain a stockholder of the company owning any full shares after the reverse split and receiving cash for any fractional shares.

        Stockholders who hold their shares through brokerage accounts will receive their cash and/or shares directly into their brokerage accounts shortly after the November 6, 2002 effective date for the transaction. Shareholders that own physical stock certificates will receive written instructions following the effective date on the process for tendering their shares in order to receive their cash and new shares.

Going Private Transaction

        The reverse split is part of a "going private" transaction. The purpose of the reverse split is to reduce the number of holders of the company's common stock to less than 100. Immediately following the November 6, 2002 effective date, the company intends to file a Form 15 with the SEC to terminate any further reporting obligations under Section 15(d) of the Securities and Exchange Act of 1934. Accordingly, the company does not expect to file any further periodic reports on its operations.

        The company's common stock currently trades on the OTC Bulletin Board under the symbol "TGCM." The company will make an application with the OTC Bulletin Board to de-list its common stock effective at the close of business on the effective date of the reverse split. The de-listing will terminate the public trading market for trading in the common stock. There is not expected to be any public market for the company's common stock after the reverse split, and there are no current plans to develop a public market for trading the stock in the future.

Additional Information

        The definitive Information Statement, which describes the terms and reasons for the going private transaction, as well as previous filings and releases concerning the reverse split and the going private transaction, has been filed with the SEC and is available for review on the EDGAR database at www.sec.gov. Email inquiries concerning the reverse split and the going private transaction can be directed to the company at info@teraglobal.com.

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PRESS RELEASE